Exhibit 3.16

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDMENT to the Limited Liability Company Agreement of ACCO Europe Finance Holdings, LLC, a Delaware limited liability company (the “Company”) is entered into as of April 26, 2012 by ACCO Brands International, Inc., a Delaware corporation (“Member”).

W I T N E S S E T H:

WHEREAS, Member, as the sole member of the Company, desires to amend the Limited Liability Company Agreement of the Company, dated as of July 29, 2005 (the “LLC Agreement”), pursuant to Section 11.2 of such LLC Agreement.

NOW, THEREFORE, for and in consideration of the premises and agreements herein contained and for the purposes of setting forth the terms and conditions of this Agreement, the undersigned, intending to be bound, hereby agrees as follows:

1.                                      Incorporation of the Agreement.  All capitalized terms which are used and not defined herein shall have the same meanings as set forth in the LLC Agreement.  To the extent any terms and provisions of the LLC Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the LLC Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.                                      Amendment of Agreement.

(a)                                 The LLC Agreement is hereby amended to include the following new provision in its entirety:

“Section 9.3                              Pledged Interests.

Notwithstanding any other provision of this Agreement, in the event that an Event of Default shall have occurred under (and as defined in) that certain Credit Agreement (as such Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time) dated as of March 26, 2012 among ACCO Brands Corporation, a Delaware corporation (“Holdings”), each subsidiary of Holdings party thereto (collectively, together with Holdings, the “Borrowers”), Barclays Bank PLC as administrative agent (together with its successors and assigns, the “Administrative Agent”), the lenders from time to time parties thereto and the other agents party thereto and the Administrative Agent shall exercise any of its rights and remedies with respect to Common Interests in the Company, then each Member hereby irrevocably consents to the transfer of any Common Interests and all related management and other rights in the Company to the Administrative Agent or any designee of the Administrative Agent.  The Administrative Agent is a third party beneficiary of this provision and this provision cannot be amended or repealed without the consent of the Administrative Agent until the Credit Agreement has been discharged in full.”

(b)                                 The LLC Agreement is hereby amended to include the following new provision in its entirety:

“Section 11.11  UCC.

This Agreement may not be amended to provide that any limited liability company interests in the Company are securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “Uniform Commercial Code”) or otherwise “opt in” of Article 8 of the Uniform Commercial Code.”

3.                                      Effect of Amendment.  Except as specifically amended hereby, the LLC Agreement shall remain unamended and in full force and effect.  All references to “this Agreement” and similar terms in the LLC Agreement shall mean the LLC Agreement as amended hereby.

4.                                      Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the Member and its respective heirs, legatees, legal representatives, successors, transferees and assigns, as the case may be.

5.                                      Headings.  Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provision hereof.

6.                                      Governing Law; Severability.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  In particular, this Amendment shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act.  If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Amendment shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Amendment.  In that case, this Amendment shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such terms or provisions cannot be so limited, this Amendment shall be construed to omit such invalid or unenforceable terms or provisions.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Second Amendment to Limited Liability Company Agreement (ACCO Europe Finance Holdings, LLC, a Delaware limited liability company)

IN WITNESS WHEREOF, this Second Amendment has been executed by the undersigned sole Member of the Company or by the respective duly authorized officers and partners, as the case may be, all as of the date first written above.

ACCO BRANDS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Steve Rubin
Name:	Steven Rubin
Title:	Vice President and Secretary